Exhibit 4.2

               INTERNATIONAL RECTIFIER CORPORATION
               1997 EMPLOYEE STOCK INCENTIVE PLAN
             AMENDMENT DATED AS OF October 1, 2001


     1. The first sentence of Section 9 of the Plan "Term of Plan" is hereby amended in its entirety to read as follows:

     "No Award shall be granted under this Plan after December
31, 2009."

     2.   The first sentence of Section 3(a)(i) "Aggregate Share
Limit; Individual Limits" is hereby amended in its entirety to read as follows:

     "Subject to adjustments contemplated hereby, the maximum number of shares of Company Common Stock, $1 par value per share
("Common Shares"), that may be issued, is 6,935,000 shares (the
"Share Limit")."